Exhibit 10.2


                         WATTS WATER TECHNOLOGIES, INC.

                         EXECUTIVE INCENTIVE BONUS PLAN

                   Amended and Restated as of February 8, 2005

I.    Purpose

      The Executive Incentive Bonus Plan, as amended and restated effective as of January 1, 2005 (the "Plan"), is intended to promote the interests of Watts Water Technologies, Inc. by offering an incentive opportunity to those officers and key executives who are employed thereby in positions which can affect overall corporate operating results and provide the greatest opportunity to contribute to current earnings and the future success of the corporation.

II.   Definitions

      As used in this Plan, the terms below shall have the following meanings ascribed to them:

      A. "Base Pay" shall mean base salary as of December 31 of the Fiscal Year before taxes, Social Security and other deductions.

      B. "Committee" shall mean the Compensation Committee of the Board of Directors of the Company.

      C. "Company" shall mean Watts Water Technologies, Inc., including its subsidiaries and affiliates.

      D. "Disability" shall mean a permanent disability which would entitle the employee to benefits under the Company's long-term disability plan.

      E. "Eligible Employee" shall mean any person, including any officer employed by the Company on a full time, salaried basis in a position which is primarily responsible for achieving the Company's current fiscal year financial objectives.

      F. "Fiscal Year" shall mean the Company's then current fiscal year commencing on January 1 and ending December 31.

      G. "Participant" shall mean an Eligible Employee who has been selected to participate in the Plan for the Fiscal Year.

III.  Administration

      The Plan shall be administered by the Committee, no member of which serving shall be eligible to receive an award under the Plan. The Committee

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shall have the authority to amend, modify and interpret the Plan and to make all determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. Decisions of the Committee on all matters relating to the Plan shall be binding and conclusive on all parties, including the Company and the Participants.

IV.   Participation

      Participants for the Fiscal Year shall include the Chief Executive Officer, the President, any Executive Vice President, the Chief Financial Officer and such other officers, key executives and Eligible Employees as the Committee may designate. With respect to such others, the Committee shall make its determinations based on the recommendations of the Chief Executive Officer, although the Committee shall have final decision making power. During the Fiscal Year, the Committee can elect to add other employees of the Company because of promotion or other reasons warranting their inclusion or Participants may be excluded by demotion or other reasons warranting their exclusion.

V.    Operation of the Plan

      A.    Establishment of Goals

      At the start of the Fiscal Year or as soon thereafter as practicable, the Chief Executive Officer, the President, the Chief Financial Officer and any other officer(s) designated by the Chairman, shall, in consultation with the Committee, establish certain goals for each Participant. Each Participant will generally be assigned three goals, consisting of (i) a sales growth objective,
(ii) an economic value added ("EVA") percentage or a subset thereof, including without limitation a working capital objective or a cash flow objective, and
(iii) an earnings objective. In the event that a Participant's position is substantially tied to a subsidiary or divisional level of the Company, then the three goals may relate, in whole or in part, to the performance of such subsidiary or division rather than to the corporation as a whole. In the discretion of the Committee, a Participant may be assigned alternative goals based on individual performance objectives or alternative business objectives.

      B.    Assignment of Incentive Award

      The maximum potential bonus percentage for the Fiscal Year as a percentage of each Participant's Base Pay shall be assigned by the Committee after consultation with the Chief Executive Officer. Each of the three goals assigned to each Participant shall generally carry a percentage weight of thirty three and one-third percent (33-1/3%) of the maximum potential bonus percentage, however, the Committee may provide for a different allocation of percentage weight among the goals assigned to any Participant. For those Participants who are assigned alternative goals, the Committee, in consultation with the Chief Executive Officer, shall determine the relative percentage weight to be assigned to the achievement of each corporate and individual goal by the Participant. Each Participant shall then be notified of his/her respective goals and the percentage assigned to each such goal.


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      C.    Potential to Earn Additional Bonus Above the Maximum Percentage

      In the event that a Participant achieves more than 100% of the target assigned to a bonus goal, that Participant will then be eligible to receive an additional bonus up to a total of 200% of the percentage weight allocated to such bonus goal, up to 200% of a Participant's maximum potential bonus percentage. For example, if a Participant is assigned a sales growth goal, an EVA goal and an earnings goal, and each such goal carries a percentage weight of 33-1/3% of the maximum potential bonus percentage, and such Participant achieves 150% of the target for the sales growth goal and 100% of the target for each of the EVA and earnings goals, the Participant would be eligible to receive a bonus equal to 116.7% of the maximum potential bonus percentage. For those Participants who are assigned a different allocation of percentage weight among the three bonus goals or more or less than three bonus goals, the amount of the additional bonus shall be proportionately adjusted to reflect the relative weight of the goals or the number of total goals assigned thereto.

VI.   Payment of Bonus Award

      As soon as practicable after the receipt of audited financial statements for the Fiscal Year and review of the performance by all Participants has been completed, the appropriate bonus award recommendations are determined by the Chief Executive Officer, in consultation with other officers of the Company as deemed appropriate by the Chief Executive Officer. The Committee then reviews the recommendations of the Chief Executive Officer and determines the appropriate bonus awards, if any, to be paid to the Participants. Thereafter, the bonus awards as approved by the Committee shall be paid to the Participants in cash or, if applicable, Restricted Stock Units in accordance with the terms of the Management Stock Purchase Plan, less applicable taxes.

VII.    Miscellaneous

      A.    Death, Disability or Other Termination

      In the event that a Participant's employment is terminated during the Fiscal Year because of death or permanent disability, such Participant, or the Participant's beneficiary, shall receive a pro-rated award based on the number of months the Participant was employed during the Fiscal Year, provided that the Participant would have otherwise have been entitled to receive a bonus payment based on achievement of the goals applicable to the Participant had the Participant remained in the Company's employment through the end of the Fiscal Year.

      In the event that a Participant's employment is terminated during the Fiscal Year for any reason other than death or permanent disability, the


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Participant shall forfeit all rights to any bonus award for that Fiscal Year;
provided, however, that the Committee may permit payment for that part of the Fiscal Year in which the Participant was employed or up to all of the Fiscal Year under circumstances which warrant such exceptional treatment in the sole judgment of the Committee.

      Any payments which may be made to a Participant under the terms of this provision shall be made at the same time as payments are made to the other Participants in accordance with the provisions of Article VI hereof.

      B.    Tax Withholding

      The Company shall deduct from all awards any federal, state, or local taxes required by law to be withheld with respect thereto.

      C.    Claim to Awards and Employee Rights

      No employee or other person shall have any right to be granted an award under the Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained by the Company, nor shall any action taken hereunder be construed as entitling the Company to the services of any Participant for any period of time.

      D.    Nontransferability

      A person's rights and interests under this Plan, including amounts payable, may not be assigned, pledged, or transferred.

      E.    Relationship to Other Benefits

      No payment under this Plan shall be taken into account in determining any benefits under any group insurance, or other benefit plan of the Company.

      F.    Applicable Law

      This Plan shall be construed and governed in accordance with the laws of the Commonwealth of Massachusetts.


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